Exhibit 99.1

TearLab Corporation Reports Second Quarter and June Year-To-Date 2016 Financial Results

SAN DIEGO, August 3, 2016 — TearLab Corporation (NASDAQ:TEAR) (TSX: TLB) (“TearLab” or the “Company”) today reported its consolidated financial results for the second quarter and six months ended June 30, 2016. All dollar amounts are expressed in U.S. currency and results are reported in accordance with United States generally accepted accounting principles except where noted otherwise.

Q2 Highlights

●	Year-to-date revenue grew 16% compared to the same period in 2015

●	Cash burn of $2.6 million declined $4 million from the first quarter of 2016

●	Basic loss per share in the second quarter of 2016 improved by $0.14 compared to the same period in 2015.

●	Flex business achieved a new record of $19,963 annualized revenue per account

●	Completed a follow-on equity offering for gross proceeds of $17.3 million on May 9, 2016 resulting in an ending cash position at June 30, 2016 of $20.1 million

For the three months ended June 30, 2016, TearLab’s net revenues were $6.9 million, up 9% from $6.3 million for the same period in 2015. A net total of 58 TearLab Osmolarity® Systems were added in the second quarter of 2016, of which 61 were under the Company’s new Flex program and 35 were purchased outside of the United States.

The following table sets out the estimated annualized revenue per U.S. device and account analysis for the second quarter ended June 30, 2016:

			Annualized	Annualized
	Active	Active	Revenue	Revenue
Program	Devices	Accounts	Per Device	Per Account
Purchased	372	316	$1,878	$2,211
Use	261	260	$5,353	$5,374
Masters	1,731	223	$3,612	$28,040
Flex	1,798	798	$8,860	$19,963
Total	4,162	1,597

The Company’s Adjusted Loss Per Share (a non-GAAP financial measure) for the second quarter of 2016, taking into account its new capital structure after the May 9, 2016 financing, was ($0.08)(1) compared to an Adjusted Loss Per Share in the first quarter of 2016 of ($0.14) (1) on a comparable basis. Reported net loss for the 2016 second quarter was approximately $4.3 million, or ($0.10) basic loss per share, compared to a reported net loss of approximately $8.1 million, or ($0.24) basic loss per share, in the second quarter of 2015.

“We achieved important milestones in the second quarter including a financing round that provides us with a long runway and strengthens our balance sheet. We also implemented a new and more efficient sales model that significantly reduced our expenses and cash burn while at the same time we reached record utilization levels in our Flex business and increased our footprint of Flex devices and accounts. We believe all of these developments position us well for growth in the second half of 2016,” said Seph Jensen, TearLab’s Chief Executive Officer.

Current Business Outlook

●	TearLab expects annual revenue growth of 13% - 18% for the full year 2016.

●	The Company continues to make progress on its next generation platform to incorporate additional biomarkers in a single test. The Company has made the strategic decision to include three biomarkers on the first test in its next generation device including osmolarity and two biomarkers for inflammation. The Company still expects to receive CE mark in the European Union by the end of December 2016. The CE mark approval is then expected to be used to build clinical data and the registration file for a 510K submission to the U.S. Food and Drug Administration (FDA) in the first half of 2017.

●	The Company expects to spend approximately $1.5 million in additional R&D spending for the remainder of the year in order to add the additional biomarker and retain the timeline for submission for its next generation device. The majority of the incremental cash costs will be absorbed through operating expense offsets, more efficient capital expenditures and working capital improvements.

●	The Company expects its cash burn under its new operating model for the remainder of 2016 to be in the range of $6.0 million to $6.5 million which includes the full funding of the $1.5 million additional R&D cost.

Mr. Jensen commented further, “With the recent approval of Xiidra™ (lifitegrast ophthalmic solution) 5% by Shire and subsequent feedback received from key opinion leaders and customers, we have decided to increase our investment in the development of our next generation device that will result in a more robust commercial profile. However, we have been able to fund the majority of this increased investment through cash spending offsets which allows us to maintain our path to sustainability within our current capital structure.”

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. TearLab Corporation’s common shares trade on the NASDAQ Capital Market under the symbol ‘TEAR’ and on the Toronto Stock Exchange under the symbol ‘TLB’.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our future financial and operational performance including anticipated savings from the strategic restructuring, opportunities associated with new program offerings, accessing future capital, and plans with respect to our marketing strategy. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current, preliminary expectations and are subject to various risks and uncertainties. Many factors, risks and uncertainties may cause our actual results to differ materially from forward-looking statements, including the factors, risks, and uncertainties detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 9, 2016, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, expected to be filed with the SEC on August 4, 2016. We do not undertake to update any forward-looking statements except as required by law.

(1) Adjusted Loss Per Share is a Non-GAAP measure. The Company has included this Non-GAAP measure this quarter as its capital structure changed significantly during the second quarter of 2016 making comparison of results on a per share basis from the previous quarter difficult. The Adjusted Loss Per Share was calculated by using the basic common shares outstanding as of June 30, 2016 and dividing this number by the GAAP Net Loss of the Company for both the second and the first quarter of 2016 to arrive at a Loss Per Share number that is more comparable between quarters. The Company believes investors would use this number to be more informative of how much the company improved its operations and operating loss between both quarters ignoring the effects of the issuance of more shares, which does not reflect true changes in operating results. The Company chose the number of shares outstanding as of June 30, 2016 to allow investors to better predict how the changes in operations will effect Loss Per Share in future quarters. The following table reconciles Adjusted Loss Per Share for the second and first quarter of 2016 to the reported amounts:

	Reported	Adjusted
(000’s Except per Share Data)	Loss per Share	Loss per Share	Difference
Net Loss, Quarter ended June 30, 2016	(4,344)	(4,344)	-
Shares Outstanding	44,849	52,825	7,976
Loss Per Share, Quarter ended June 30, 2016	(0.10)	(0.08)	0.02

Net Loss, Quarter ended March 31, 2016	(7,254)	(7,254)	-
Shares Outstanding	33,826	52,825	19,000
Loss Per Share, Quarter ended March 31, 2016	(0.21)	(0.14)	0.09

TearLab Corp.

Condensed Consolidated Statements of Operations and Consolidate Loss

(Expressed in U.S. Dollars (000’s) except for number of shares and net loss per share)

(Unaudited)

	Three months
	ended June 30,
	2016	2015
Revenue
Product sales	$5,428	$4,920
Reader equipment rentals	1,475	1,425
Total revenue	6,903	6,345
Cost of goods sold
Cost of goods sold (excluding amortization of intangible assets)	2,465	2,812
Cost of goods sold - reader equipment depreciation	555	404
Gross profit	3,883	3,129
Operating expenses
Sales and marketing	3,364	5,065
Clinical, regulatory and research & development	661	1,711
General and administrative	2,960	3,673
Amortization of intangible assets	304	382
Total operating expenses	7,289	10,831
Loss from operations	(3,406)	(7,702)
Other income (expense)	(938)	(370)
Net loss and comprehensive loss	$(4,344)	$(8,072)
Weighted average shares outstanding - basic	44,849,247	33,658,153
Net loss per share – basic	$(0.10)	$(0.24)
Weighted average shares outstanding - diluted	44,849,247	33,703,584
Net loss per share – diluted	$(0.10)	$(0.24)

TearLab Corp.

Condensed Consolidated Statements of Operations and Consolidate Loss

(Expressed in U.S. Dollars (000’s) except for number of shares and net loss per share)

(Unaudited)

	Six months
	ended June 30,
	2016	2015
Revenue
Product sales	$10,930	$9,011
Reader equipment rentals	2,740	2,741
Total revenue	13,670	11,752
Cost of goods sold
Cost of goods sold (excluding amortization of intangible assets)	5,005	5,246
Cost of goods sold - reader equipment depreciation	1,109	749
Gross profit	7,556	5,757
Operating expenses
Sales and marketing	8,000	10,343
Clinical, regulatory and research & development	1,799	3,115
General and administrative	6,891	7,309
Amortization of intangible assets	608	764
Total operating expenses	17,298	21,531
Loss from operations	(9,742)	(15,774)
Other income (expense)	(1,856)	(466)
Net loss and comprehensive loss	$(11,598)	$(16,240)
Weighted average shares outstanding - basic	39,337,458	33,650,479
Net loss per share – basic	$(0.29)	$(0.48)
Weighted average shares outstanding - diluted	39,337,458	33,697,938
Net loss per share – diluted	$(0.29)	$(0.49)

TearLab Corp.

Consolidated Balance Sheets

(Expressed in U.S. Dollars (000’s)

(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current assets
Cash	$20,110	$13,838
Accounts receivable, net	2,257	3,021
Inventory	3,307	3,972
Prepaid expenses and other current assets	1,104	790
Total current assets	26,778	21,621

Fixed assets, net	4,957	5,352
Intangible assets, net	556	1,197
Other non-current assets	247	181
Total assets	$32,538	$28,351

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,278	$2,292
Accrued liabilities	3,003	5,047
Deferred Rent	97	114
Obligations under warrants	—	29
Total current liabilities	5,378	7,482

Long-term debt	25,524	24,859

Total liabilities	30,902	32,341

Exchange right	—	250

Stockholders’ equity (deficit)
Capital stock
Preferred Stock, $0.001 par value, 10,000,000 authorized, 3,292 and 0 issued and outstanding at June 30, 2016 and December 31, 2015, respectively	2,275	—
Common stock, $0.001 par value, 95,000,000 and 65,000,000 authorized, 52,825,347 and 33,760,904 issued and outstanding at June 30, 2016 and December 31, 2015, respectively	53	34
Additional paid-in capital	503,694	488,514
Accumulated deficit	(504,386)	(492,788)
Total stockholders’ equity (deficit)	1,636	(4,240)
Total liabilities and stockholders’ equity	$32,538	$28,351